INTERNATIONAL GAME TECHNOLOGY
as Company

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

and

THE ROYAL BANK OF SCOTLAND PLC
as Security Agent

________________________

AMENDMENT NO. 4
Dated as of February 28, 2018

TO FIRST SUPPLEMENTAL INDENTURE
Dated as of June 15, 2009

________________________

SUPPLEMENTAL TO INDENTURE
Dated as of June 15, 2009

________________________

7.50% NOTES DUE 2019

AMENDMENT NO. 4 TO FIRST SUPPLEMENTAL INDENTURE, dated as of February 28, 2018 (this "Amendment No. 4"), among INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (the "Company"); WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the "Trustee"), and THE ROYAL BANK OF SCOTLAND PLC, a public limited company organized under the laws of England and Wales (the "Security Agent").
WHEREAS, the Company and the Trustee have executed and delivered an Indenture dated as of June 15, 2009 (the "Base Indenture" and, together with the First Supplemental Indenture dated as of June 15, 2009 (the "First Supplemental Indenture"), each as amended by Amendment No. 1 to First Supplemental Indenture dated as of October 20, 2014, Amendment No. 2 to First Supplemental Indenture dated as of April 7, 2015 ("Amendment No. 2"), Amendment No. 3 to First Supplemental Indenture dated as of April 22, 2015 and this Amendment No. 4, and as further amended or supplemented from time to time, the "Indenture"), which provides for the issuance of debt securities in an unlimited aggregate principal amount from time to time in one or more series;
WHEREAS, pursuant to the terms of the Base Indenture and the First Supplemental Indenture, the Company established and issued a series of its Securities designated as its 7.50% Notes due 2019 (the "2019 Notes") and this Amendment No. 4 will not result in a material modification of the Notes for Foreign Account Tax Compliance Act purposes;
WHEREAS, this Amendment No. 4 amends Section 3.8 of the First Supplemental Indenture (added pursuant to Section 3(a) of Amendment No. 2), Article X of the First Supplemental Indenture (added pursuant to Section 3(b) of Amendment No. 2) and certain definitions set forth in Section 1.1 of the First Supplemental Indenture (added pursuant to Section 3(c) of Amendment No. 2) and such amendments are permitted to be effected without the consent of the Holders in accordance with Section 9.1(a) of the Base Indenture; and
WHEREAS, all requirements necessary to make this Amendment No. 4 a valid, binding and enforceable instrument in accordance with its terms have been satisfied and performed, and the execution and delivery of this Amendment No. 4 has been duly authorized in all respects.
NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Amendment No. 4, and the Company, the Trustee and the Security Agent agree for the benefit of each other and for the equal and ratable benefit of the Holders of 2019 Notes, as follows:
Section 1.Capitalized Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2.Effectiveness; Conditions Precedent. The Company represents and warrants to the Trustee that the conditions precedent to the amendments of the Indenture, including such conditions pursuant to Section 9.1 of the Base Indenture, have been satisfied in all respects. The Company, the Trustee and the Security Agent are on this date executing this Amendment No. 4. This Amendment No. 4 shall become effective and binding immediately upon its execution and delivery by the parties hereto on the date hereof.

Section 3.Indenture Amendments. Pursuant to Section 9.1(a) of the Base Indenture and subject to Section 2 hereof, the Indenture is hereby amended as follows:

(a)    Section 3.8 of the First Supplemental Indenture is amended in its entirety to read as follows:

"Section 3.8    Collateral Related Amendments.
Section 9.1 of the Base Indenture is hereby amended with respect to the 2019 Notes only by (i) deleting the word “or” from the end of clause (j), (ii) deleting the period from the end of clause (k) and replacing it with the phrase “; or” and (iii) adding the following new clause (l) of Section 9.1:
"(l)    to the extent necessary to grant a Security Interest, provided, however, that the granting of such Security Interest is not prohibited by the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement."
(b)    Article X of the First Supplemental Indenture is amended in its entirety to read as follows:
"ARTICLE X.
SECURITY
Section 10.1 Collateral and Security Documents.

(a)
The payment obligations of the Company under the 2019 Notes and the Indenture will benefit from (i) the Collateral set forth in Schedule 1 and (ii) property and assets that thereafter secure the obligations of the Company under the Indenture and the 2019 Notes pursuant to any Security Documents, and (b) the payment obligations of the Relevant Guarantors under their respective Guarantees and the Indenture will benefit from (i) the Collateral set forth in Schedule 1 and (ii) property and assets that thereafter secure the obligations of the Relevant Guarantors under the Indenture or any Guarantee of the Relevant Guarantors of the 2019 Notes pursuant to any Security Documents.

The Company will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Company will, and will cause each of its Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Security Agent holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of the Indenture and of the 2019 Notes secured thereby, according to the intent and purposes herein expressed. Neither the Trustee nor the Security Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any property securing the 2019 Notes and the Guarantees of the Relevant Guarantors, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the liens or Security Documents or any delay in doing so.
The Security Documents and the Collateral will be administered by the Security Agent, in each case pursuant to the Intercreditor Agreement and any Additional Intercreditor Agreement for the benefit of all Holders of 2019 Notes.

(b)
The Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the 2019 Notes and the Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Company of those obligations, except that such demand shall only be made with the prior written notice to the Trustee and as permitted under the Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c)
The Security Agent agrees that it will hold the security interests in the Collateral created under the Security Documents to which it is a party as contemplated by the Indenture and the Intercreditor Agreement, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders, without limiting the Security Agent’s rights including under Section 10.2, to act in preservation of the security interest in the Collateral. The Security Agent will, subject to being indemnified or secured in accordance with the Intercreditor Agreement, take action or refrain from taking action in connection therewith only as directed by the Trustee, subject to the terms of the Intercreditor Agreement.

(d)
Each Holder shall be deemed (1) to have consented and agreed to the terms of the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of the Collateral and authorizing the Security Agent to enter into the Security Documents on its behalf) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith, (2) to have authorized the Company, the Trustee and the Security Agent, as applicable, to enter into the Security Documents, any Additional Intercreditor Agreements and the Intercreditor Agreement and to be bound thereby and (3) to have irrevocably appointed and authorized the Security Agent and the Trustee to give effect to the provisions in the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents. Each Holder, by accepting a Note, appoints the Security Agent as its trustee under the Security Documents and authorizes it to act on such Holder’s behalf, including by entering into and complying with the provisions of the Intercreditor Agreement. The Security Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder. The Security Agent shall, however, at all times, subject to Section 10.4, be entitled to seek directions from the Trustee and shall be obligated to follow those directions if given; provided that, the Trustee shall not be obligated to give such directions unless directed in accordance with the Indenture. The Security Agent hereby accepts its appointment as the trustee of the Holders and the Trustee under the Security Documents, and its authorization to so act on such Holders’ and the Trustee’s behalf. The claims of Holders will be subject to the Intercreditor Agreement and any Additional Intercreditor Agreement. The Trustee is expressly authorized to enter into any power of attorney in favor of the Security Agent that is necessary to effectuate any of the foregoing.

(e)
The Company is permitted to pledge the Collateral in connection with future issuances of its indebtedness or indebtedness of its Subsidiaries, including any additional 2019 Notes, in each case, permitted under the Indenture and on terms consistent with the relative priority of such indebtedness.

(f)
Subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement, the Trustee may direct the Security Agent to take enforcement action with respect to the Collateral upon an Event of Default.

(g)
No right or remedy is intended to be exclusive of any other right or remedy, and all rights and remedies (whether provided hereunder or now or hereafter existing at law or in equity or otherwise) are cumulative to the extent permitted by law. Every right and remedy given by this Article X to the Trustee, the Security Agent or to the Holders may be exercised from time to time, concurrently and as often as may be deemed expedient by the Trustee, the Security Agent or the Holders, as the case may be.

Section 10.2 Suits to protect the Collateral.
Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Security Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or the Indenture, and such suits and proceedings as the Security Agent, in its sole discretion, may deem expedient to preserve or protect the security interests in the Collateral created under the Security Documents (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee).
Section 10.3 Resignation and Replacement of Security Agent.
Any resignation or replacement of the Security Agent shall be made in accordance with the Intercreditor Agreement.
Section 10.4 Amendments.
(a)    Subject to the rights and obligations of the Security Agent under the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement, the Security Agent agrees that it will enter into an amendment to the Intercreditor Agreement or enter into or amend any other Additional Intercreditor Agreement upon a direction of the Company to do so. The Security Agent shall sign any amendment if the amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Trustee or Security Agent, as applicable, under the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, subject to the rights and obligations of the Trustee or Security Agent under the terms of the Intercreditor Agreement.
(b)    Upon the direction of the Company, the Security Agent is expressly authorized to amend, extend, renew, restate, modify, discharge, release or release and retake any Security Interest, in each case to the extent permitted by the Intercreditor Agreement and any Additional Intercreditor Agreement or not prohibited by the Intercreditor Agreement or any Additional Intercreditor Agreement. Upon the direction of the Company, the Security Agent may from time to time enter into one or more amendments to the Security Documents or enter into additional or supplemental Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) add to the Collateral or (iii) make any other change thereto that does not adversely affect the rights of the Holders of the 2019 Notes in any material respect.
(c)    The Security Agent is hereby authorized to join with the Company and the Trustee in the execution of any supplemental indenture amendment otherwise authorized by the Indenture for the purpose of adding any provisions to this Article X or changing in any manner this Article X or eliminating any of the provisions of this Article X, and to make any further appropriate agreements and stipulations that may be therein contained, but the Security Agent shall not be obligated to enter into any such supplemental indenture that affects the Security Agent's own rights, duties or immunities under the Indenture or otherwise. Any amendment, waiver or consent which relates to the rights, duties or immunities under the Indenture or otherwise of the Security Agent may not be effected without the consent of the Security Agent.
Section 10.5 Release of the Collateral.
The Collateral will be automatically and unconditionally released:
(a)in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, if the sale or other disposition does not violate the Indenture;

(b)in connection with any sale, transfer or other disposition of Capital Stock of a Relevant Guarantor or any holding company of such Relevant Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, if the sale, transfer or other disposition does not violate the Indenture, and the Relevant Guarantor ceases to be a Guarantor as a result of the sale, transfer or other disposition;

(c)in accordance with an enforcement action pursuant to the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement;

(d)if any of the Security Interests no longer secure the Revolving Credit Facilities (or any refinancing thereof) (in which case release will be of the Security Interests with respect to the relevant Collateral), so long as no other indebtedness is at that time secured in a manner that would require the granting of a mortgage, security interest, charge, encumbrance, pledge or other lien pursuant to Sections 5.3 or 5.4 of this First Supplemental Indenture;

(e)in accordance with Article IX of the Base Indenture;

(f)upon satisfaction and discharge of the Indenture or Defeasance or Covenant Defeasance as provided under Article VIII of this First Supplemental Indenture;

(g)upon repayment in full of the 2019 Notes; and

(h)otherwise in accordance with the terms of the Indenture.

The Security Agent will take all necessary action reasonably required, at the cost and request of the Company, to effectuate any release of the Security Interests in accordance with the provisions of the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document. Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee.
Section 10.6 Compensation and Indemnity.
(a)The Company, failing which the Guarantors to the extent legally possible, shall pay to the Security Agent from time to time compensation for its services, subject to any terms of the Intercreditor Agreement as in effect from time to time which may address the compensation of the Security Agent. The Security Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and each Guarantor, jointly and severally, to the extent legally possible, shall reimburse the Security Agent upon request for all out-of-pocket expenses properly incurred or made by it (as evidenced in an invoice from the Security Agent), including, without limitation, costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Security Agent’s agents, counsel, accountants and experts. The Company and each Guarantor, jointly and severally shall indemnify the Security Agent and its officers, directors, agents and employees against any and all loss, liability or expense (including properly incurred attorneys’ fees) incurred by or in connection with its rights, duties, and obligations under the Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, as the case may be, including the properly incurred costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any such rights, powers or duties. The Security Agent shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Guarantor of its indemnity obligations hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, as the case may be. The Company shall defend the claim and the indemnified party shall provide cooperation at the Company’s and any Guarantor’s expense in the defense. Notwithstanding the foregoing, such indemnified party may, in its sole discretion, assume the defense of the claim against it and the Company and each Guarantor, shall, jointly and severally, pay the properly incurred fees and expenses of the indemnified party’s defense (as evidenced in an invoice from the Security Agent). Such indemnified parties may have separate counsel of their choosing and the Company and the Guarantors, jointly and severally, to the extent legally possible, shall pay the properly incurred fees and expenses of such counsel (as evidenced in an invoice from the Security Agent). The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct or gross negligence.

(b)To secure the Company’s and any Relevant Guarantor’s payment obligations under this Section 10.6, the Security Agent shall subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, have a lien on the Notes Collateral and Guarantee Collateral, respectively, and the proceeds of the enforcement of the Collateral for all monies payable to it under this Section 10.6.

(c)The Company’s and any Guarantor’s payment obligations pursuant to this Section 10.6 and any lien arising hereunder shall, if any, to the extent legally possible, survive the satisfaction or discharge of the Indenture, any rejection or termination of the Indenture under any Bankruptcy Law or the resignation or removal of the Security Agent. Without prejudice to any other rights available to the Security Agent under applicable law, when the Security Agent incurs expenses after the occurrence of an Event of Default specified in Section 7.1(vii) or Section 7.1(viii) of this First Supplemental Indenture with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 10.7 Conflicts.
Each of the Company, the Guarantors, the Trustee and the Holders acknowledge and agree that the Security Agent is acting as security agent and trustee not just on their behalf but also on behalf of the creditors named in the Intercreditor Agreement and acknowledge and agree that pursuant to the terms of the Intercreditor Agreement, the Security Agent may be required by the terms thereof to act in a manner which may conflict with the interests of the Company, the Guarantors, the Trustee and the Holders (including the Holders’ interests in the Collateral and the Guarantees) and that it shall be entitled to do so in accordance with the terms of the Intercreditor Agreement.
Section 10.8 Rights of Security Agent.
The rights, protections, indemnities and immunities granted to the Trustee under Article VII of the Base Indenture, as amended by Article III of this First Supplemental Indenture, shall apply mutatis mutandis to the Security Agent to the extent applicable in respect of the 2019 Notes.
Section 10.9 Notices to the Security Agent.
Any request, demand, authorization, notice, waiver, consent or communication to the Security Agent shall be in writing and delivered in Person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by guaranteed overnight courier) to the following facsimile number:
The Royal Bank of Scotland plc
135 Bishopsgate
London EC2M 3UR
United Kingdom
Facsimile No.: +44 (0) 20 7678 8727
Attn: Natalie Brown, IB Service and Operations."
(c)    The definition of Additional Intercreditor Agreement set forth in Section 1.1 of the First Supplemental Indenture is amended in its entirety to read as follows:
"Additional Intercreditor Agreement" means any additional intercreditor agreement or a restatement, amendment or other modification of the Intercreditor Agreement, in each case on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders of the 2019 Notes), entered into in connection with the incurrence by the Company or the Restricted Subsidiaries of indebtedness permitted under the Indenture, including containing substantially the same terms with respect to release of Guarantees and priority and release of the Security Interests.
(d)    The definition of Collateral set forth in Section 1.1 of the First Supplemental Indenture is amended in its entirety to read as follows:
"Collateral" means the Notes Collateral and the Guarantee Collateral that secures, as applicable, the obligations of the Company under the 2019 Notes and the obligations of the Relevant Guarantors under the Guarantees of the Relevant Guarantors pursuant to the Security Documents.
(e)    The definition of Guarantor set forth in Section 1.1 of the First Supplemental Indenture is amended in its entirety to read as follows:
"Guarantor" means any Person that, following the Merger Consummation Date, provides a guarantee of the 2019 Notes in accordance with the terms of the Indenture.

(f)    The definition of Notes Security Interests set forth in Section 1.1 of the First Supplemental Indenture is amended in its entirety to read as follows:
"Notes Security Interests" means the security interest in the Notes Collateral securing the obligations of the Company under the 2019 Notes and the Indenture.
(g)    The definition of Relevant Guarantor set forth in Section 1.1 of the First Supplemental Indenture is amended in its entirety to read as follows:
"Relevant Guarantor" means any Restricted Subsidiary, the assets of which are pledged as collateral under the Revolving Credit Facilities Agreement, that, following the Merger Consummation Date, provides a guarantee of the 2019 Notes in accordance with the terms of the Indenture.
Section 4.Global Securities. Each Global Security representing 2019 Notes, with effect on and from the date hereof, pursuant to Section 2 hereof shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Security consistent with the terms of the Indenture and giving effect to the amendments set forth in Section 3 hereof.

Section 5.Ratification and Effect. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 6.References to Indenture. Upon and after the execution of this Amendment No. 4, each reference to the Indenture in the Indenture shall mean and be a reference to the Indenture as modified and supplemented hereby.

Section 7.Governing Law. THIS Amendment No. 4 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 8.Effect of Headings. The section headings are for convenience only and shall not affect the construction hereof.

Section 9.Conflicts. To the extent of any inconsistency between the terms of the Indenture or any Global Security representing 2019 Notes and this Amendment No. 4, the terms of this Amendment No. 4 shall control.

Section 10.Entire Agreement. This Amendment No. 4 constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 11.Successors. All covenants and agreements in this Amendment No. 4 given by the parties hereto shall bind their successors.

Section 12.Miscellaneous.

(a)    In case any provision in this Amendment No. 4 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

(b)    The parties may sign any number of copies of this Amendment No. 4. Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto. The exchange of copies of this Amendment No. 4 and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Amendment No. 4 to the parties hereto and may be used in lieu of the original for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(c)    The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment No. 4 or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture with respect to the rights, privileges, immunities, powers and duties of the Trustee shall be applicable with respect to this Amendment No. 4 as fully and with like force and effect as though fully set forth in full herein.
[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed as of the date first written above.
Company:

INTERNATIONAL GAME TECHNOLOGY

By:    /s/ Claudio Demolli
Claudio Demolli,
Treasurer

Trustee:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:    /s/ Michael Q. Tu
Michael Q. Tu,
Vice President

Security Agent:

THE ROYAL BANK OF SCOTLAND PLC

By:    /s/ S. Swann
Name:    S. Swann
Title:    Associate Director